Exhibit 99.1

EzFill Announces First Quarter 2022 Financial Results

— Revenue Increased 54% year over year to $2.3 Million From $1.5 Million—

— Achieved Higher Average Margin per Gallon of $0.47 Compared to $0.36 in 1Q21 —

— Solid Balance Sheet with Cash Position of $13.9 million —

MIAMI, FL, May 12, 2022 – EzFill Holdings, Inc. (“EzFill” or the “Company”) (NASDAQ: EZFL), a pioneer and emerging leader in the mobile fueling industry, announced today its financial results for the three-month period ended March 31, 2022 (“1Q22” or “first quarter 2022”).

1Q22 Highlights (in US$, except gallons delivered)

	Q1 2022	Q1 2021
Financial Highlights
Revenue	2,340,068	1,521,819
Net loss	(3,266,510)	(1,348,155)
Adjusted EBITDA*	(2,461,408)	(699,605)
Operating Highlights
Total Gallons Delivered	591,505	543,062
Avg. Margin per Gallon	$0.47	$0.36

* See end of this press release for reconciliation to US GAAP

Commenting on the first quarter results, Mike McConnell, EzFill’ s Chief Executive Officer, stated, “Our ability to successfully acquire new customers and execute our strategic plan in the first quarter is a key indicator of the growing recognition of the value of our on-demand mobile fueling business model and increasing demand for our services throughout Florida. We are delivering on our mission to build upon our leadership position in Miami and strategically enter new target markets throughout Florida. We are beginning to see the success of our increased marketing efforts, expanded salesforce and strengthened operational infrastructure as we add a record number of new fleet accounts.”

“As we continue to support a greater number of commercial fleets and build awareness of the convenience, safety and ease of on-demand mobile fueling from both the commercial and consumer side, we will not only see a steady top-line growth, but we expect to maintain our higher average fuel margins. In the coming months, we are focused on leveraging our newly acquired assets and logistical support from Palmdale Oil Company and our increased trucking fleet to support our customers as they expand into new markets, as well as develop our new customer base as interest continues to build from our aggressive marketing and sales efforts,” concluded Mr. McConnell.

First Quarter 2022 Operational Highlights

●	Acquired the assets of mobile fuel delivery service, Full Service Fueling Inc., an affiliate of Palmdale Oil Company located in West Palm Beach, Florida. In addition to acquiring FULL’s fueling trucks and customers, EzFill entered into an operating and supply agreement with Palmdale to serve as one of the main fuel suppliers for the Company throughout Florida.
●	Appointed Michael DeVoe as Chief Operating Officer (COO). He brings more than 25 years of expertise in operations, logistics, and retail energy to EzFill. Prior to joining the Company, his prior roles included COO of Atlas Oil Company and EVP of Paraco Gas Corporation.
●	Announced six new commercial fleet agreements with companies located in South Florida.
●	Signed an exclusive agreement with Brickell Place Marina in Miami to regularly service the marina’s more than 200 customers through the EzFill App.

First Quarter 2022 Financial Results

During the first quarter of 2022, the Company reported revenue of $2.3 million, up from $1.5 million in the same period of the prior year, representing an increase of 54%, due to higher average fuel prices per gallon and increased gallons delivered. Total gallons delivered in the first quarter of 2022 were 591,505 an increase of approximately 9% from the same period of the prior year. Average margin per gallon increased from $0.36 to $0.47, primarily reflecting the addition of new fleet customers at significantly higher average margins.

Cost of sales was $2.3 million for the first quarter of 2022 compared to $1.4 million in the same period of the prior year. The increase compared to the prior year reflects the increase in sales as well as the hiring of additional drivers to support the growing business.

Operating expenses, excluding depreciation and amortization, were $2.9 million for the first quarter of 2022, as compared to $1.2 million in the same period of the prior year, a net increase of $1.7 million. The major increases were in payroll, sales and marketing, insurance and public company expenses.

Depreciation and amortization of $0.3 million in the first quarter of 2022 was more than double the same period of the prior year and reflects the increase in the truck fleet size and the licensing of technology.

Interest expense decreased year over year in the quarter due to the early repayment in September 2021 of pre-IPO debt, while other income reflects interest income on investments.

The net loss in the first quarter of 2022 was $(3.3) million, compared to $(1.3) million in the same period of the prior year.

Adjusted EBITDA loss in the first quarter 2022 was $(2.5) million as compared to Adjusted EBITDA loss of $(0.7) million in the first quarter of 2021. The increase in first quarter 2022 reflects significant spending on infrastructure to grow the business.

Balance Sheet

At March 31, 2022, the Company had a cash position of $13.9 million, compared with $16.9 million at year end 2021. The Company had no long-term debt and had outstanding borrowings under its line of credit of $152,500 as of quarter end.

Operational Highlights Subsequent to First Quarter 2022

●	Announced 4 new commercial fleet agreements in South Florida.
●	Announced Miami Heat star Victor Oladipo, as Brand Ambassador, will promote the Company to his fans and supporters as Brand Ambassador.

Earnings Conference Call Information

Date:	Thursday, May 12, 2022
Time:	5:00 p.m. ET
Call:	1-877-407-9716 (US Toll Free)
1-201-493-6779 (International)
Conference ID:	13728966 or EzFill call
Webcast:	A live webcast will be available and can be accessed from the Investors’ section of the Company’s website at www.ezfl.com or by clicking here.

All interested parties are invited to participate. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

For those unable to join the live webcast, a replay will be available until 11:59 p.m. ET on Thursday, May 19, 2022 at 1-844-512-2921 (US) or 1-412-317-6671, replay pin number 13728966. Additionally, to access the archived webcast, please visit the Investors section of the Company’s website at www.ezfl.com.

About EzFill

EzFill is a leader in the fast-growing mobile fuel industry, with the largest market share in its home state of Florida. Its mission is to disrupt the gas station fueling model by providing consumers and businesses with the convenience, safety, and touch-free benefits of on-demand fueling services brought directly to their locations. For commercial and specialty customers, at-site delivery during downtimes enables operators to begin their daily operations with fully fueled vehicles. For more information, visit www.ezfl.com.

Forward Looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

For further information, please contact:

Investor and Media Contact

KCSA Strategic Communications

EzFill@kcsa.com

Note Regarding Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure which we use in our financial performance analyses. This measure should not be considered a substitute for GAAP-basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. We believe that the presentation of Adjusted EBITDA, a non-GAAP financial measure that excludes the impact of net interest expense, taxes, depreciation, amortization and stock compensation expense, provides useful supplemental information that is essential to a proper understanding of our financial results. Non-GAAP measures are not formally defined by GAAP, and other entities may use calculation methods that differ from ours for the purposes of calculating Adjusted EBITDA. As a complement to GAAP financial measures, we believe that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability.

The following is a reconciliation of net loss to the non-GAAP financial measure referred to as Adjusted EBITDA for the three months ended March 31, 2022 and 2021:

	2022	2021
Net loss	$(3,266,510)	$(1,348,155)
Interest expense, net	(3,247)	112,344
Depreciation and amortization	337,664	118,744
Stock compensation	470,685	417,462
Adjusted EBITDA	$(2,461,408)	$(699,605)

EzFill Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2022	2021
REVENUES
Revenues	$2,340,068	$1,521,819
TOTAL REVENUES	2,340,068	1,521,819

COSTS & EXPENSES
Cost of sales	2,324,160	1,394,396
Operating expenses	2,948,001	1,244,490
Depreciation and amortization	337,664	118,744
TOTAL COSTS AND EXPENSES	5,609,825	2,757,630

OPERATING LOSS	(3,269,757)	(1,235,811)

OTHER INCOME AND EXPENSES
Interest income	12,271	-
Interest expense	(9,024)	(112,344)

LOSS BEFORE INCOME TAXES	(3,266,510)	(1,348,155)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(3,266,510)	$(1,348,155)
NET LOSS PER SHARE
Basic and diluted	$(0.12)	$(0.08)
Basic and diluted weighted average number of common shares outstanding	26,265,171	17,349,636

EzFill Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2022	December 31, 2021

Assets
Current Assets:
Cash and cash equivalents	$10,571,774	$13,561,266
Investment in debt securities	3,302,892	3,362,880
Accounts receivable, net of allowance for doubtful accounts of $2,121 and $5,665, respectively	229,585	100,194
Prepaid expenses and other	205,171	186,349
Inventory	69,977	46,343
Total Current Assets	14,379,399	17,257,032

Fixed assets, net of accumulated depreciation of $384,447 and $284,216, respectively	3,610,638	2,286,320
Goodwill and other indefinite lived intangibles	146,838	129,983
Other intangible assets, net of accumulated amortization of $1,442,814 and $1,205,379, respectively	3,171,288	3,207,327
Operating lease right of use asset	682,710	-
Other assets	48,883	43,456
Total Assets	$22,039,756	$22,924,118

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities:
Accounts payable and accrued liabilities	$836,253	$579,365
Borrowings under revolving line of credit	152,500	-
Loans payable	425,208	178,871
Operating lease liabilities	217,612	-
Total Current Liabilities	1,631,572	758,236

Loans payable, net of current portion	831,882	297,436
Operating lease liabilities, net of current portion	500,966	-
Total Liabilities	2,964,420	1,055,672

Commitments and Contingencies	-	-

Stockholders’ Equity
Preferred stock, $.0001 par value; 50,000,000 shares authorized; -0- shares issued and outstanding	-	-
Common stock, $.0001 par value; 500,000,000 shares authorized; 26,312,131 and 26,243,474 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	2,631	2,624
Additional paid in capital	39,730,969	39,210,291
Accumulated deficit	(20,605,906)	(17,339,396)
Accumulated other comprehensive loss	(52,359)	(5,073)
Total Stockholders’ Equity	19,075,335	21,868,446
Total Liabilities and Stockholders’ Equity	$22,039,756	$22,924,118